Exhibit 99.2
UNITED                                                                       News Release

Worldwide Communications:

Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

FOR IMMEDIATE RELEASE

UAL REPORTS STRONG OCTOBER RESULTS,
GENERATES $25 MILLION NET INCOME,
Excluding Reorganization Expenses

$60 Million Monthly Operating Income, Positive Cash Flow of $7 Million Per Day
Meets DIP Covenant EBITDAR for Ninth Consecutive Month

Unit Revenue Improves 9% YOY

Reiterates Position on Pension Funding

          CHICAGO, November 20, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its October Monthly Operating Report (MOR) with the United States Bankruptcy Court. The Company reported a net income for October of $25 million, excluding reorganization expenses of $149 million. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft as the company aligns its fleet to the market. Operating profit for the month was $60 million. This is an improvement of about $300 million compared to October one year ago. Positive cash flow during the month was $7 million per day, excluding a quarterly retroactive wage payment to International Association of Machinists members of $63 million. UAL met the requirements of its debtor-in-possession (DIP) financing for the ninth straight month.

          "What these results point to is that United's restructuring has established a foundation for success -- it is back in the game, competing," said Glenn F. Tilton, chairman, president and chief executive officer. "We still have work to do, but United's steady progress shows that we are creating an airline that will be profitable and sustainable for the long term."

          "Month after month, United continues to generate solid financial results," said Jake Brace, United's executive vice president and chief financial officer. "Cash flow remains strong, and we ended the month with a cash balance of $2.5 billion. UAL's systemwide passenger unit revenue was up 9% year-over-year - well ahead of the industry average. We met the requirements of our DIP covenants and expect to meet them for November as well."

          UAL generated positive cash flow of about $206 million, excluding a quarterly retroactive wage payment to International Association of Machinists members of $63 million. UAL ended October with a cash balance of about $2.5 billion, which included $650 million in restricted cash (filing entities only). As part of its DIP financing agreements, UAL's lenders required the Company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) of $46 million between December 1, 2002 and October 31, 2003.

          "United employees once again delivered strong operational performance in spite of the challenges presented by the wildfires in California and the increase in load factor over last year," said Pete McDonald, executive vice president - Operations. "Systemwide, 77 percent of United flights departed exactly on time. On-time arrivals within 14 minutes was 86.2 percent."

          Separately, in response to a New York Times article from November 20, 2003, regarding pensions, Brace stated, "Some people are trying to confuse our situation. The facts are that we can fund our pension obligations on the standard, non-accelerated timetable; we intend to continue to fund our pension obligations; and we do not want to shift this burden to the Pension Benefit Guaranty Corporation (PBGC) and the American taxpayer.

          "The only issue we have is the significantly accelerated pension funding schedule currently mandated. United, along with many other companies, supports the efforts in Congress to modify this accelerated timeline and smooth out pension contributions in the short term. This would enable companies to protect the pension benefits of millions of American workers and retirees for the future. We are emphatically not seeking government aid or asking the government to take over our obligations."

          United and United Express operate more than 3,400 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement.Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 process; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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